EXHIBIT 10.2

                                            GPC Communications

                                            August 15, 2000

                                 Sandra E. Buschau
                                 Director and Corporate Secretary
                                 IMAGIS Technologies Inc.
                                 1300 - 1075 West Georgia Street
                                 Vancouver BC
                                 V6E 3C9

                                 Dear Ms Buschau:

                                 This letter will serve as the agreement between GPC Communications, a division of GPC Canada Inc. ("GPC") and IMAGIS Technologies Inc.,
                                 ("Client") pursuant to which GPC will serve the client as one of its public relations/public affairs agencies.

                                 1.0     PUBLIC RELATIONS/PUBLIC AFFAIRS SERVICES

                                 We will develop for your approval, and implement a program designed to achieve your public relations and public affairs objectives. We will provide professional counselling and staff services as required to carry out these objectives. (See attached description of our proposed services.)

                                 2.0     MUTUAL COOPERATION
                                 We agree to use our best efforts to make your public relations program successful. You agree to aid us in doing so by making available to us needed information pertaining to your business and to cooperate with us in expediting the work.

                                 GPC Communications

                                 3.0     CHARGES FOR SERVICES PERFORMED
                                 The terms of GPC's compensation are outlined in the Addendum.

                                            3.1     Out-of-pocket Disbursements
                                            Routine out-of-pocket disbursements such as long distance telephone charges, travel, meals, faxes and photocopies, subscriptions and supplies, postage, faxes and courier distribution charges will be billed monthly at GPC's cost.

                                            3.2     Standard Markup
                                            GPC charges a markup of 20 per cent for out-of-pocket expenses involving third party vendors performing work on your behalf, but paid through GPC. Such expenses could include, but are not limited to, photography, printing, production, design, room or equipment rentals.

                                            3.3 Approval of expenditures
                                            We agree to secure your approval of fees and expenditures in connection with your projects and activities before undertaking those projects and activities.

                                 4.0     TERMS OF PAYMENT
                                 We will submit invoices as outlined in the Addendum.

                                            4.1     Client agreement to pay
                                            You agree to pay our invoices upon receipt. In the event payment is not made in a timely manner, GPC will be entitled to charge you a late payment penalty of two (2) per cent per month on any overdue and unpaid balance.

                                            4.2     Collection costs
                                            In the event that we incur costs, disbursements and/or legal fees in an effort to collect our invoices, you agree to reimburse us for these expenses.

                                 GPC Communications

                                 5.0     CANCELLATION OF PLANS

                                 You have the right to modify, reject, cancel or stop any and all plans or work in process, however, you agree to reimburse us for all liabilities and expenses we incurred prior,to your change in instructions, and which relate to non-
                                 cancelable commitments and to indemnify us for any liability relating to such action. We agree to use our best efforts to minimize such liabilities and expenses.

                                 6.0 RESPONSIBILITIES OF AGENCY AND CLIENT

                                            6.1 Agency Responsibility for Releases

                                            We shall obtain releases, licenses, permits or other authorization to use testimonials, copyrighted materials, photographs, art work or any other property or rights belonging to third parties obtained by us for use in performing services to you.

                                            6.2 Client Responsibility for Releases

                                            You shall obtain releases, licenses, permits or other authorization to use testimonials, copyrighted materials, photographs, art work or any other property or rights belonging to third parties obtained by you which are used in performing services by you.

                                            6.3 Client Responsibility for Accuracy

                                            You shall be responsible for the accuracy, completeness and propriety of information concerning your products and services which you furnish to us verbally or in writing in connection with the performance of this agreement.

                                            6.4 Client Responsibility for Agency's Litigation-Related Activities

                                            From time to time, GPC may be called upon to respond to or assist you in connection with litigation commenced or threatened against you (for example, in responding to a document subpoena). It is understood that
                                            GPC will be entitled to staff time charges and reimbursement of expenses for services rendered to you or time spent by GPC personnel in connection with such matters. This provision shall survive the expiration or earlier termination of this agreement.

                                 GPC Communications

                                 7.0 CONFIDENTIALITY
                                 GPC acknowledges its responsibility, both during and after the term of its appointment, to use all reasonable efforts to preserve the confidentiality of any proprietary or, confidential information or data developed by GPC on behalf of
                                 Client or disclosed by Client to GPC. Notwithstanding the above, GPC's obligation to maintain the confidentiality of any such information that it maintains in its possession or control shall not extend to information already in the public domain or that GPC must disclose by order of law and said obligation shall cease on the first anniversary of the termination of the agreement.

                                 8.0 INDEMNITY
                                 It is acknowledged that GPC cannot undertake to verify facts supplied to it by
                                 Client or factual matters included in material prepared by GPC and approved by Client. Accordingly, Client agrees to indemnify and hold harmless GPC from and against any and all losses, claims, damages, expenses (including reasonable attorneys' fees and disbursements) or liabilities which GPC may incur (i) as a result of any materials, releases, reports or information supplied to
                                 GPC by or on behalf of Client or prepared by GPC and approved by Client prior to its dissemination or broadcast; and (ii) except when attributable to
                                 GPC's failure to use due care, resulting from disputes between GPC and third parties related to and/or within the scope of this agreement. Client shall similarly indemnify and hold GPC harmless in respect to any damages arising out of the nature or use of Client's products or services. This provision shall survive the expiration or earlier termination of this agreement.

                                 9.0      MISLEADING PUBLIC RELATIONS
                                 Nothing contained in this agreement shall be deemed to require that we undertake any campaign, or prepare any public relations material or publicity, which, in our judgment, would be misleading, indecent, libelous, unlawful, or otherwise prejudicial to your interests or to ours.

                                 10.0     TERM AND TERMINATION
                                            10.1 Period of Agreement and Notice of Termination
                                            This agreement shall become effective upon signing and shall continue until terminated by 60 days notice in writing given by either party to the other.

GPC Communications

                                            10.2 Payment of Purchase and Work Done

                                            Any non-cancelable materials, services, etc., we have properly committed ourselves to purchase for your account (either specifically or as part of a plan), shall be paid for by you in accordance with the provisions of this agreement. We agree to use our best efforts to minimize such liabilities immediately upon notification.

                                            10.3 Materials Unpaid For
                                            If upon termination there exists any material furnished by us or any services performed by us for which you have not paid us in full, until such time as you have paid us in full you agree not to use any such materials or the product of any such services.

                                 11.0     EXAMINATION OF RECORDS
                                 You may at any time during the term of this agreement, during normal business hours, and upon at least two (2) business days notice, examine our files and records pertaining to the handling of your account only.

                                 12.0     GENERAL PROVISIONS
                                            12.1      Governing Law
                                            This agreement shall be governed and construed in accordance with the laws of the Province of British Columbia.

                                            12.2     Representations and Warranties
                                            The parties each individually represent and warrant that each has full power and authority to enter into this agreement and to perform all of their obligations hereunder without violating the legal or equitable rights of any third party.

                                            12.3     Notices
                                            Written notices pertaining to this agreement by either party to the other party shall be deemed given five (5) business days from the date of postmark and mailed, postage prepaid, to the address specified above.

GPC Communications

                                            12.4     Assignment
                                            Neither party shall assign, transfer or delegate its responsibilities herein to any third party without the prior written consent of the other hereto.

                                            12.5     Amendments
                                            Neither this agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by both parties.

                                            12.6     Captions and Headings
                                            The captions and section headings used in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement or any of the provisions hereof.

                                            12.7     Successors and Assigns
                                            This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

                                            12.8     Entire Agreement
                                            Except as otherwise set forth or referred to in this agreement, this agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

                                 13.0     REPRESENTATION OF CLIENT
                                            13.1     Authorization to Sign Contract
                                            IMAGIS Technologies Inc. represents that the undersigned is authorized to execute this Public Relations/Public Affairs agreement and the
                                            Addendum attached hereto on its behalf.

                                 GPC Communications

                                 If you are in agreement with the foregoing, please sign both copies of this letter in the space provided for that purpose below and return one copy to GPC for our records.

                                 Sincerely,

                                 GPC COMMUNICATIONS, A DIVISION OF GPC CANADA INC.

                                 By:     /s/ Colleen Savage
                                            Colleen Savage
                                 Title:   Vice President and General Manager
                                 Date:  15 August 2000

                                 ACCEPTED AND AGREED:

                                 IMAGIS TECHNOLOGIES INC.

                                 By:     /s/ Sandra Buschau
                                            Sandra Buschau
                                 Title:   Director and Corporate Secretary
                                 Date:  15 August 2000

FINANCIAL ADDENDUM
IMAGIS Technologies Inc.
                                 This Financial Addendum accompanies the Agreement between IMAGIS
                                 Technologies Inc. ("Client") and GPC Communications, a division of GPC
                                 Canada Inc. ("GPC") in which GPC agrees to provide public relations and public affairs services to Client.

                                 Compensation
                                 Fees for services will be based on GPC's customary hourly rates, which shall not include out-of-pocket expenses. In the event that events escalate to the point where
                                 GPC staff are required to be available to Client on an exclusive basis for extended periods of time, we will reserve the right to negotiate billing this time at a premium over the regular hourly rate. GPC will invoice Client monthly for fees relating to work performed.

                                 Deliverables
                                            -     GPC will provide media relations services as needed:
                                                       -     beginning with an imminent corporate announcement, focussing on daily business press in Toronto and Vancouver (fees $5,500);
                                                       -     pursuing other story lines and coverage as instructed based on our usual hourly rates;
                                            -     GPC will research and write a brief case study ("the Pearson incident") to be used with media relations activities (fees $2,500)

                                 As ad hoc assignments occur, GPC will either draft an additional addendum or bill at normal hourly rates. If time and circumstances prevent the signing of an addendum before the work must be completed, GPC will be entitled to bill hourly rates for tasks undertaken on an urgent verbal instruction delivered by Sandra
                                 Buschau.

                                 Accepted and Agreed:

                                 GPC Communications                                 IMAGIS Technologies Inc.
                                 a division of GPC Canada Inc.

                                 By:     /s/ Colleen Savage                             By:     /s/ Sandra Buschau
                                           Colleen Savage                                            Sandra Buschau

                                 Title:   Vice President and                            Title:   Director and
                                            General Manager                                        Corporate Secretary

                                  Date:  August 15, 2000                               Date:  August 16, 2000